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                                                                   EXHIBIT 99(C)




               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


RONALD S. HAFT,                            )
                                           )
                 Plaintiff,                )
                                           )
         v.                                )       Civil Action No. 13736
                                           )
DART GROUP CORPORATION,                    )
a Delaware corporation,                    )
                                           )
                 Defendant.                )


                               MEMORANDUM OPINION

                       Date Submitted:  November 2, 1994
                        Date Decided:  November 14, 1994


Stuart M. Grant, Esquire, of SKADDEN, ARPS, SLATE, MEAGHER & FLOM, Wilmington, Delaware; OF COUNSEL: HALE AND DORR, Washington, D.C.; Attorneys for Plaintiff.

Arthur G. Connolly, Jr., Esquire, of CONNOLLY, BOVE, LODGE & HUTZ, Wilmington, Delaware; Stephen J. Brogan, Esquire, of JONES, DAY, REAVIS & POGUE, Washington, D.C.; Attorneys for Defendant.





ALLEN, Chancellor





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         This case raises the question of the enforceability of an option held by plaintiff Ronald S. Haft to buy Class B common stock of Dart Group Corporation, a Delaware corporation. The option was allegedly granted to Mr. Haft as part of an August 1, 1993 Employment Agreement in which he agreed to serve as President and Chief Operating Officer of the Company. The Class B option covered a substantial block of the Company's only class of voting stock. Ronald Haft asserts that upon exercise of this option he will acquire 44% of the voting power of the Company.

                                       I.
         On August 1, 1993, pursuant to the Employment Agreement, Ronald accepted the responsibility to serve as Dart's president and chief operating officer. It also appears that he went on the Dart board of directors that day. In consideration of the issuance of the option Ronald not only accepted the job of President and COO of Dart pursuant to the Employment Agreement, but that day also paid Dart five dollars for each share subject to the option. The terms of the option were such that upon exercise Ronald Haft is required to pay $89.65 per share, which price is alleged to equal 110% of the last reported trading price of the Dart Class A common stock on the day prior to the day the Dart board authorized the transaction. Under the Employment Agreement, Dart is obligated to lend to Ronald Haft the funds necessary to finance the exercise of the option at a rate of interest equal to the prime rate charged by a designated national bank. The option was immediately exercisable and carried a term





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of fifteen years.  While the exercise price of the option was fixed as a small premium over the then current market price of the Class A common stock, which does not vote, it is notable that in (the currently unlikely) event that Dart should be dissolved, the Class B common stock would participate pari passu with the Class A common stock.

         On September 6, 1994 Mr. Haft delivered to Dart a letter stating that he was thereby exercising the Class B option. He delivered a check for $197,048 (an amount equalling the par value of the stock subject to the Class B option) and a duly executed note payable to Dart in the amount of $17,665,353.20 representing the option exercise price. In addition Mr. Haft sent a letter to other members of Dart's board of directors explaining that he intended to use the Class B option shares, in cooperation with other Dart Class B shareholders, to remove his father, Herbert Haft, from the Dart board of directors. Herbert Haft, CEO, had apparently long held voting control of Dart. The Dart board did not issue the shares. It refused.

                                      II.
         This action was commenced on September 12, 1994. It seeks a mandatory injunction requiring Dart to issue 197,048 shares of its Class B common stock to plaintiff. Pending is Ronald Haft's motion for summary judgment. Dart asserts a number of defenses to this action, several of which involve the assertion of contested facts. It claims that the grant of the option was void or a voidable transaction for a number of reasons.





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         First, Dart asserts that (a) because Ronald Haft allegedly was a Dart director at the time the grant was made and (b) independently, because he was the owner of a majority of Dart's B stock at the time,(1) he owed fiduciary duties to the corporation and now bears the burden to establish the fairness of the terms of the option, which it asserts he cannot do. Ronald Haft has this burden, in Dart's view, because full disclosure of material facts relevant to the board's consideration of the option agreement was not made to the Dart board that authorized the grant. Therefore, according to Dart, under Section 144 of the Delaware General Corporation Law, only a judicial finding of fairness could affirm the validity of this transaction.

         Second, Dart claims that even if Ronald had no fiduciary duty at the time that the Employment Agreement was entered, nevertheless he understood that the board had not been told relevant facts relating to Herbert Haft's motivation in recommending this transaction to the Dart board of directors.
The matters that were not (allegedly) the subject of board disclosure are claimed by Dart to have been material to a director's consideration of the Employment Agreement. This argument is, in effect, that Herbert Haft wrongfully manipulated Dart board processes in inducing the Dart board to employ Ronald and grant him an option and that Ronald, even if he did not





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     (1) Ronald legally owned a majority of the Class B stock at the time of the Employment Agreement because a few days earlier his father had transferred such shares to him in a transaction in which he simultaneously granted his father an irrevocable proxy to vote all of those shares.

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himself owe fiduciary duties to the company at that time, was a co-venturer or co-conspirator with his father and cannot now profit from his non-disclosure.

         Third, Dart asserts that the Class B option lacked consideration and is unenforceable for that reason. In asserting that the Class B option lacked consideration Dart is not contending that it does not have that peppercorn that the common law, at least since the remission of the medieval concept of "fair price," regards as sufficient to enforce bargained for promises. Here the equitable remedy of specific performance is sought and here the contract is one authorized by fiduciaries in favor (arguably) of another fiduciary. In such circumstances a court of equity does not end its analysis of consideration once it finds any consideration no matter how small. Rather a higher standard is employed. In Beard v. Elster, Del. Supr., 160 A.2d 731 (1960), the court held that in order to be valid, stock options granted to employees by a board composed of a majority of disinterested members, were not invalid for lack of consideration where the board reasonably could expect the achievement of the corporate benefits sought and where there was "[a] reasonable relationship between the value of the benefits passing to the corporation and the value of the options granted." 160 A.2d at 737. In Michelson v. Duncan, Del. Supr., 407 A.2d 211 (1979), the Court did not cite its decision in Beard, but affirmed that grants of options will be found to be for consideration when they do not constitute a gift or waste. The legal test of corporate waste is more demanding than a peppercorn standard; it asks whether any reasonable person could conclude, in the particular





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circumstances, that the exchange represented a fair exchange.  See Saxe v.
Brady, Del. Ch., 184 A.2d 602 (1954). It is this test that Dart claims cannot be satisfied in this instance.

                                      III.
         In my opinion a summary judgment may not properly be entered at this time on plaintiff's claim. Most clearly requiring trial in this instance is Dart's contention that this option contract is not supported by consideration sufficient to allow for the specific enforcement of the option contract. In Michelson v. Duncan, the Supreme Court noted the fact that cases subject to a waste standard are "seldom subject to disposition by summary judgment". 407 A.2d at 223. Plaintiff's claim that the provision of Section 157 of the Delaware General Corporation Law affords a basis to reject Dart's lack of consideration argument as a matter of law is not well-founded in light of the judicial authorities. That provision provides: "In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights...and the sufficiency thereof shall be conclusive." The Delaware Supreme Court in Michelson, however, determined that a claim of waste, in connection with the issuance of stock options, was not precluded by this statutory language. See 407 A.2d at 224. Surely, in this case, substantial consideration was paid for the option ($985,240 cash plus the assumption of the other obligations of the Employment Agreement), but the employment contract was terminable by plaintiff at any time upon 60 days notice. The judgment required would best be made on the evidence at trial.





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         As to Dart's other defenses, while I am inclined to think that if plaintiff negotiated his employment contract at arm's- length, then he cannot now be held to fiduciary standards with respect to the enforcement of his contract rights, I need not reach a judgment on that question or its factual predicate at this point. The remaining issue that defendant seeks to raise -- the extent to which even if plaintiff is himself not a fiduciary with respect to the Class B option, he may nevertheless be treated as one because of his father's actions and any knowing participation in Herbert's conduct -- is also rather intensely factual.

         Thus, given the need in all events to deny the pending motion, and the judgment that addressing any distinctly legal issues that can now be identified would nevertheless be better postponed for a relatively short time to develop and present a factual record at trial. I will decline to express any rulings at this time, other than the foregoing. See Charles Alan Wright, Law of Federal Courts Section 99 at n.28 (1963) (citing cases on judicial discretion under Rule 56).


                                             /s/ William T. Allen
                                             ----------------------------------
                                                     Chancellor





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